          Exhibit 99.1

                                                                                                 NEWS RELEASE

                                                                             Contacts:     Randy Guba, CFO

                                                                                                                                      Integrated Electrical Services, Inc.
  FOR IMMEDIATE RELEASE                                                                                                  713-860-1500

                                                    Ken Dennard / ksdennard@drg-e.com

                                                    Karen Roan / kcroan@drg-e.com

                                                    DRG&E / 713-529-6600

INTEGRATED ELECTRICAL SERVICES REPORTS
FISCAL 2008 FIRST QUARTER RESULTS

HOUSTON — February 11, 2008 — Integrated Electrical Services, Inc. (NASDAQ: IESC) today announced financial results for the fiscal 2008 first quarter ended December 31, 2007.

Revenues for the first quarter of fiscal 2008 were $198.0 million compared to revenues of $228.2 million for the first quarter of fiscal 2007. IES reported a net loss from continuing operations of $1.0 million, or $0.07 per fully diluted share, in the first quarter of fiscal 2008, which included unusual pre-tax items totaling $3.6 million, or $0.15 per fully diluted share on an after-tax basis. These unusual items include restructuring costs and a debt refinancing prepayment penalty. Excluding these items, net income from continuing operations was $1.2 million, or $0.08 per fully diluted share. Net income from continuing operations for the first quarter of fiscal 2007 was $0.4 million, or $0.03 per fully diluted share. A non-GAAP reconciliation table describing unusual items is included in the financial tables below.

Gross margin for the fiscal 2008 first quarter was 16.7 percent, approximately the same as the gross margin in the fiscal 2007 first quarter. Sales, general and administrative (“SG&A”) expenses were $30.6 million compared to SG&A expenses of $35.4 million in last year’s first quarter.

Michael J. Caliel, IES’ President and Chief Executive Officer, stated, “We continue to retool the Company in the midst of a challenging economic environment in some of our key markets. We have made progress in reducing costs while maintaining our overall gross margin in the face of declining revenues. Margins in our backlog continue to improve even with the delay of some work due to the economy. While we have made meaningful progress in repositioning the business, and in particular reducing our cost base, we have much work to do.”

SEGMENT DATA

As a part of its long-term strategic plan, the Company restructured its operations into three major lines of business, Commercial, Industrial and Residential, and is now reporting segment data based on this new alignment. Revenues for the Commercial segment for the first quarter of fiscal 2008 were $109.7 million at a gross margin of 14.8 percent compared to revenues of $112.5 million at a gross margin of 16.3 percent for the first quarter of fiscal 2007. Revenues for the Industrial segment for the first quarter of fiscal 2008 were $33.0 million at a gross margin of 17.7 percent compared to revenues of $30.2 million at a gross margin of 14.2 percent in the first quarter a year ago. Revenues for the Residential segment for the first quarter of fiscal 2008 were $55.3 million at a gross margin of 19.7 percent compared to revenues of $85.5 million at a gross margin of 18.1 percent in the comparable period a year ago.

BACKLOG

     For the first quarter of fiscal 2008 ended December 31, 2007, backlog was approximately $348.3 million compared to $334.3 million as of September 30, 2007 and to $359.0 million as of December 31, 2006. The overall quality of backlog continues to improve, reflecting the Company’s ongoing selectivity regarding new business.

The decline in backlog from the prior year is primarily attributable to the Company’s Residential segment, largely due to reductions in multi-family housing demand. The quarter over quarter increase in backlog is principally due to an increase in the Commercial segment, mainly related to improved demand in the east coast and southwest regions of the country, and in the Industrial segment, where the Company continues to see strong demand.

DEBT AND LIQUIDITY

Total debt was $25.2 million as of December 31, 2007, down from $45.8 million in the previous quarter. As previously announced on December 12, 2007, the Company redeemed its $45.6 million term loan and issued $25.0 million of senior subordinated notes. Unrestricted cash and cash equivalents totaled $35.6 million at the end of the first quarter of fiscal 2008. With $26.3 million available under the Company’s revolver and unrestricted cash of $35.6 million, liquidity totaling $61.9 million as of the end of the first quarter is adequate to meet the Company’s operating needs.

On December 12, 2007 the Company announced a one million share repurchase program to be executed at management’s discretion from time to time in the open market or in privately negotiated transactions in compliance with applicable securities laws and other legal requirements. To date, the Company has purchased 156,161 shares, totaling $2.8 million.

EBITDA RECONCILIATION

     The Company has disclosed in this press release EBITDA (earnings before interest, taxes, depreciation and amortization) and Adjusted EBITDA including restructuring expenses, amounts that are non-GAAP financial measures. EBITDA and Adjusted EBITDA are also measures that are used in determining compliance with the Company’s senior secured credit facility. Therefore, management believes EBITDA and Adjusted EBITDA provide useful information to investors as a measure of comparability to peer companies. However, these calculations may vary from company to company, so IES’ computations may not be comparable to other companies. In addition, IES has certain assets established as part of applying fresh-start accounting that will be amortized in the future. A reconciliation of EBITDA and Adjusted EBITDA to net income is found in the table below. For further details on the Company’s financial results, please refer to the Company’s quarterly report on Form 10-Q, to be filed on February 11, 2008.

CONFERENCE CALL

Integrated Electrical Services has scheduled a conference call for Tuesday, February 12, 2008, at 9:30 a.m. eastern time. To participate in the conference call, dial (303) 262-2142 at least 10 minutes before the call begins and ask for the Integrated Electrical Services conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until February 19, 2008. To access the replay, dial (303) 590-3000 using a pass code of due 11108547#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting www.ies-co.com. To listen to the live call on the web, please visit the Company’s web site at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live web cast, an archive will be available shortly after the call.

Integrated Electrical Services, Inc. is a national provider of electrical solutions to the commercial and industrial, residential and service markets. The Company offers electrical system design and installation, contract maintenance and service to large and small customers, including general contractors, developers and corporations of all sizes.

Certain statements in this release including statements regarding the restructuring plan and total estimated charges and cost reductions associated with this plan are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, all of which are based upon various estimates and assumptions that the company believes to be reasonable as of the date hereof. These statements involve risks and uncertainties that could cause the company’s actual future outcomes to differ materially from those set forth in such statements. Such risks and uncertainties include, but are not limited to increased costs of surety bonds required for certain projects; the inherent uncertainties relating to estimating future operating results and the company’s ability to generate sales, or operating income; potential difficulty in addressing material weaknesses that have been identified by the company and its independent auditors; fluctuations in operating results because of downturns in levels of commercial and residential construction; delayed payments resulting from financial difficulties affecting customers; inaccurate estimates used in entering into contracts; inaccuracies in estimating revenue and percentage of completion on projects; the high level of competition in the construction industry both from third parties and ex-employees; increases in costs or limitations on availability of labor, especially qualified electrician; increase in costs of commodities used in our industry of steel, copper, plastic, aluminum and gasoline; weather related delays; accidents resulting from the numerous physical hazards associated with the company’s work; difficulty in reducing SG&A; loss of key personnel particularly presidents of business units; litigation risks and uncertainties; difficulties in integrating new types of work into existing subsidiaries; difficulties incorporating new accounting, control and operating procedures and centralization of back office functions; disruption from continued consolid ation of operations; the loss of productivity, either at the corporate office or operating level, resulting from changed procedures or management personnel; disruptions or inability to effectively manage consolidations.

You should understand that the foregoing, as well as other risk factors discussed in this document, in IES’ annual report on Form 10-K for the year ended September 30, 2007 could cause future outcomes to differ materially from those expressed in such forward-looking statements. IES undertakes no obligation to publicly update or revise information concerning the company’s restructuring efforts, borrowing availability, or its cash position or any forward-looking statements to reflect events or circumstances that may arise after the date of this release. Forward-looking statements are provided in this press release pursuant to the safe harbor established under the private Securities Litigation Reform Act of 1995 and should be evaluated in the context of the estimates, assumptions, uncertainties, and risks described herein.

General information about us can be found at http://www.ies-co.com under "Investor Relations." Our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through our website as soon as reasonably practicable after we file them with, or furnish them to, the SEC.

- Tables to follow -

	Three Months Ended December 31, 2007 (Unaudited)	Three Months Ended December 31, 2006 (Unaudited)
Revenues	$ 197,973	$ 228,245
Cost of services	164,980	190,115
Gross profit	32,993	38,130
Selling, general and administrative expenses	30,557	35,352
(Gain) loss on asset sales	(17)	(61)
Restructuring charges	1,294	-
Income from operations	1,159	2,839
Interest and other expense, net	2,703	1,662
Income (loss) from continuing operations before income taxes	(1,544)	1,177
Provision (benefit) for income taxes	(516)	798
Net income from continuing operations	(1,028)	379
Discontinued operations		
Loss from discontinued operations	448	(2,048)
Benefit from income taxes	217	(870)
Net income (loss) from discontinued operations	231	(1,178)
Net income (loss)	$ (797)	$ (799)
Basic income (loss) per share:		
Continuing operations	$ (0.07)	$ 0.03
Discontinued operations	0.02	(0.08)
Total	$ (0.05)	$ (0.05)
Fully diluted income (loss) per share:		
Continuing operations	$ (0.07)	$ 0.03

Non-GAAP Reconciliation Table
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended December 31, 2007 (Unaudited)	Three Months Ended December 31, 2006 (Unaudited)
Debt refinancing prepayment penalties and fees	2,329	-
Restructuring costs	1,294	-
Total unusual items	3,623	-
Marginal tax effect	38%	38%
Total unusual items, net of tax	2,246	-
Net income from continuing operations	(1,028)	379
Pro-forma net income from continuing operations	1,218	379
Pro-forma basic income (loss) per share*:		
Continuing operations	$ 0.08	$ 0.03
Shares used in the computation of earnings loss per share:		
Basic	15,092	15,000
Diluted	15,092	15,034

INTEGRATED ELECTRICAL SERVICES, INC. AND SUBSIDIARIES

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

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